EXHIBIT 12

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

                                 XILINX, INC.
        STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (in thousands, except ratios)


                                                     Three Months Ended     Nine Months Ended
                                                     Dec. 27,   Dec. 28,   Dec. 27,   Dec. 28,
                                                       1997       1996       1997       1996
                                                     ---------  ---------  ---------  ---------
Income before taxes and joint venture                $  42,009  $  38,849  $ 136,410  $ 120,658
Add fixed charges                                        3,665      3,614     11,024     10,868
                                                     ---------  ---------  ---------  ---------
    Earnings (as defined)                            $  45,674  $  42,463  $ 147,434  $ 131,526
                                                     =========  =========  =========  =========

Fixed charges
    Interest expense                                 $   3,270  $   3,184  $   9,821  $   9,655
    Amortization of debt issuance costs                    218        223        653        664
    Estimated interest component  of rent expenses         177        207        550        549
                                                     ---------  ---------  ---------  ---------
Total fixed charges                                  $   3,665  $   3,614  $  11,024  $  10,868
                                                     =========  =========  =========  =========
Ratio of earnings to fixed charges                        12.5       11.7       13.4       12.1
                                                     =========  =========  =========  =========
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